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                                                                       Exhibit 1

                              LIBERTY BANCORP, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------

                                                                     Nine Months           Three Months
                                                                        Ended                  Ended
                                                                 September 30, 2002      September 30, 2002
                                                                --------------------    --------------------

Net income                                                       $         922,933       $          277,595
                                                                 -----------------       ------------------

Weighted average common shares outstanding                               3,176,653                3,180,302

Common stock equivalents due to dilution effect
 of stock options                                                           91,355                  107,375
                                                                 -----------------       ------------------

Total weighted average common shares and
 equivalents outstanding                                                 3,268,008                3,287,677
                                                                 -----------------       ------------------

Basic earnings per common share                                  $            0.29       $             0.09
                                                                 =================       ==================

Diluted earnings per common share                                $            0.28       $             0.08
                                                                 =================       ==================